Exhibit 99.1

P.O. Box 49, Laurens, SC 29360

www.palmettobank.com

Return Service Requested

Bank Notes

Paul W. (Bill) Stringer who served as President and Chief Operating Officer for Palmetto Bancshares, Inc. and Chairman and Chief Executive Officer of The Palmetto Bank retired on June 30, 2009.

During his forty-year tenure with The Palmetto Bank, Stringer has held various management positions. Stringer served as Executive Vice President of The Palmetto Bank from 1981 until March 1986 when he was elected President. Stringer served as President for eighteen years and in January 2004 he was elected Chairman and Chief Executive Officer of The Palmetto Bank.

EXPERIENCED NEW LEADERSHIP TAKES HELM AT THE PALMETTO BANK

Samuel L. (Sam) Erwin has been named Chief Executive Officer and President of The Palmetto Bank and Lee S. Dixon has been named Chief Operating Officer. In addition, Andy Douglas has assumed the role of Vice Chairman, Retail Banking, and will continue overseeing the 29 branches of the Bank, while Leon Patterson assumes the additional role of Chairman of the Bank. All of these roles were effective July 1, 2009.

OFFICER APPOINTMENTS

William (Jack) McElveen, Jr. has joined the Bank as Executive Vice President, Chief Credit Officer. McElveen holds a Bachelor of Science in Financial Management from Clemson University. He brings 25 years of bank credit administration experience in the financial services industry.

Christopher R. Byrne has joined the Bank as Vice President, Commercial Lender, Spartanburg. Byrne is a Clemson University graduate with 17 years experience in commercial lending and business development.

INTRODUCING PALMETTO BANCSHARES, INC. PRIVATE TRADING SYSTEM

We are pleased to announce the launch of Palmetto Bancshares, Inc. Private Trading System, a mechanism created to assist buyers and sellers facilitate trades in our common stock.

What is the Private Trading System?

The Private Trading System is a passive, non-execution system. It acts as a forum where current shareholders and members of the general public may access and submit offer information to buy or sell shares of common stock of the Company. Participants will submit offer information to the Company, which will be placed onto the Private Trading System. Participants will then negotiate terms of the transaction and finalize the transaction with our transfer agent with no involvement by the Company, the Bank or any of our officers, directors, or employees.

How much does it cost to participate in the Private Trading System?

Participation in the Private Trading System is free of charge.

To learn more about the Private Trading System visit www.palmettobank.com

July 24, 2009

To Our Shareholders:

In this second quarter and mid-year report for 2009 we want to update you related to the continuing impact on Palmetto Bancshares, Inc. of the ongoing recession and the actions we are taking to address these issues.

The national and local economy and the banking industry continue to deal with one of the most pronounced recessions in decades. Unemployment in South Carolina has been rising and is higher than the national average, and residential and commercial real estate projects are depressed with significant deterioration in property values. As a result, the impact in our geographic area and to individual borrowers has been severe and accelerated in the second quarter of 2009.

The credit costs for banks associated with this recession are significant and we are not immune. Beginning in the fourth quarter of 2008 and continuing into 2009, we recognized that construction, acquisition and development projects were slowing, guarantors were becoming financially stressed, and increasing credit losses were surfacing. These issues manifested themselves in our borrowers in the second quarter as our loan delinquencies and nonperforming assets increased significantly. In response to the deterioration in credit quality of our loan portfolio and the negative impact of the economy in general, our evaluation of our loan portfolio and allowance for loan losses at June 30 resulted in a $30.0 million provision for loan losses for the second quarter. This provision led to a net loss for the second quarter of $17.9 million (year-to-date 2009 net loss of $15.9 million). The net loss was the primary reason we did not pay a dividend for the second quarter to preserve our capital.

In response to the current economic environment and our financial results for the second quarter, in June the Board of Directors and management adopted and began executing a proactive and aggressive Strategic Project Plan to address these issues. Execution of the Plan is being overseen by a special committee of the Board of Directors, and we have engaged external assistance to assist with its implementation. The Plan is comprehensive and includes the following:

•	Credit quality: continue to perform an in-depth evaluation of the credit quality of our loan portfolio and implementation of loan workout plans for each troubled loan.

•	Liquidity: evaluate liquidity needs over various time horizons and implement a liquidity plan, including a customer deposit retention program.

•	Capital: determine necessary capital levels and implement a capital plan for raising additional capital.

•	Earnings: evaluate ways to improve earnings, including revenue enhancements and expense reductions.

We believe that the actions we are taking position us to manage through these challenging times. We are keenly focused on executing the Plan, which will help us put these issues behind us as soon as possible. It is our hope that our hard work, along with improvement in the economy and the real estate markets, will help our borrowers weather this storm and start our road to recovery and return to profitability.

These are challenging times for our industry and our Company, but your Board of Directors and management – in fact all of the employees of the Company – are putting forth a tremendous team effort to address the continuing challenges of the current environment. It is the start of a new beginning for The Palmetto Bank. Our goal is to be recognized as the most respected and trusted name in banking in South Carolina, and we are taking decisive action to continue to move the Company in that direction.

With the recent retirement of Bill Stringer, who served the Company so well for 40 years, the Board of Directors has accelerated its succession plan by naming Sam Erwin to Chief Executive Officer and President of The Palmetto Bank and Lee Dixon to Chief Operating Officer of Palmetto Bancshares, Inc. and The Palmetto Bank effective July 1, 2009. Andy Douglas has assumed the role of Vice Chairman of Retail Banking. Additionally, we are pleased to announce the hiring of Jack McElveen, who brings 25 years of bank credit administration experience, as our Chief Credit Officer. We are fortunate to have this experienced team of leaders guiding us through the current times and setting the future direction of your Company. We are in capable hands as we continue to navigate through these uncertain times.

We are grateful for your support, your understanding, and your patience as we rapidly move forward with the execution of the Plan. We have already made substantial progress, and we believe successful completion of the Plan will get us back on track for the continued creation of superior long-term shareholder value. Our Company has a strong franchise of 29 branches in the Upstate of South Carolina. Our focus is to continue to provide excellent service to our customers and to provide the products and services that have led to the success of the Company for the past 102 years.

With warmest regards,

Leon Patterson

Chairman and Chief Executive Officer

Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2009	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Cash and cash equivalents
Cash and due from banks	$151,167	$67,992	$29,305

Total cash and cash equivalents	151,167	67,992	29,305

Federal Home Loan Bank (“FHLB”) stock, at cost	6,155	7,010	6,566
Investment securities available for sale, at fair value	113,347	117,961	125,596
Mortgage loans held for sale	12,320	11,562	7,415

Loans, gross	1,126,512	1,156,362	1,158,480
Less: allowance for loan losses	(21,965)	(12,606)	(11,000)

Loans, net	1,104,547	1,143,756	1,147,480

Premises and equipment, net	29,602	28,794	26,347
Premises held for sale	—	—	1,651
Goodwill, net	3,691	3,691	3,691
Core deposit intangibles, net	12	23	34
Accrued interest receivable	4,572	5,491	5,466
Other	40,116	17,290	18,724

Total assets	$1,465,529	$1,403,570	$1,372,275

Liabilities and shareholders’ equity
Liabilities
Deposits
Noninterest-bearing	$134,420	$131,205	$134,465
Interest-bearing	1,095,598	1,037,149	937,031

Total deposits	1,230,018	1,168,354	1,071,496

Retail repurchase agreements	23,920	21,105	16,357
Commercial paper (Master notes)	21,806	23,222	27,955
Other short-term borrowings	—	15,403	79,785
Long-term borrowings	82,000	52,000	52,000
Accrued interest payable	2,055	1,867	1,857
Other	5,642	4,069	7,049

Total liabilities	1,365,441	1,286,020	1,256,499

Shareholders’ equity
Common stock	32,264	32,260	32,230
Capital surplus	2,421	2,373	2,095
Retained earnings	71,322	89,173	87,568
Accumulated other comprehensive loss, net of tax	(5,919)	(6,256)	(6,117)

Total shareholders’ equity	100,088	117,550	115,776

Total liabilities and shareholders’ equity	$1,465,529	$1,403,570	$1,372,275

SUPPLEMENTAL CREDIT QUALITY RATIOS
Allowance for loan losses as a percentage of gross loans	1.95%	1.09%	0.95%
Nonperforming assets as a percentage of total assets	7.74	4.53	3.66

Consolidated Statements of Income

(dollars in thousands, except common and per share data) (unaudited)

	For the three month periods ended		For the six month period ended June 30, 2009
	June 30, 2009	March 31, 2009
Interest income
Interest earned on cash and cash equivalents	$32	$6	$38
Interest earned on investment securities available for sale
State and municipal (nontaxable)	410	429	839
Collateralized mortgage obligations (taxable)	823	841	1,664
Other mortgage-backed (taxable)	248	263	511
Interest and fees earned on loans	14,377	16,026	30,404

Total interest income	15,890	17,565	33,456

Interest expense
Interest paid on deposits	5,203	4,712	9,915
Interest paid on retail repurchase agreements	14	13	27
Interest paid on commercial paper	14	15	29
Interest paid on other short-term borrowings	11	77	88
Interest paid on long-term borrowings	380	371	751

Total interest expense	5,622	5,188	10,810

Net interest income	10,268	12,377	22,646

Provision for loan losses	30,000	2,175	32,175

Net interest income (loss) after provision for loan losses	(19,732)	10,202	(9,529)

Noninterest income
Service charges on deposit accounts, net	2,072	1,884	3,956
Fees for trust and investment management and brokerage services	576	534	1,110
Mortgage-banking income	1,245	865	2,110
Automatic teller machine income	335	300	635
Investment securities gains	—	2	2
Other	859	846	1,705

Total noninterest income	5,087	4,431	9,518

Noninterest expense
Salaries and other personnel	6,164	5,862	12,026
Occupancy	1,155	916	2,071
Furniture and equipment	892	883	1,775
Loss on disposition of premises, furniture, and equipment	21	55	76
Federal Deposit Insurance Corporation (“FDIC”) deposit insurance assessment	1,372	454	1,826
Mortgage-servicing rights portfolio amortization and impairment	336	414	750
Marketing	258	297	555
Amortization of core deposit intangibles	11	11	22
Other	2,918	2,624	5,543

Total noninterest expense	13,127	11,516	24,644

Net income (loss) before provision for income taxes	(27,772)	3,117	(24,655)

Provision (benefit) for income taxes	(9,921)	1,123	(8,798)

Net income (loss)	$(17,851)	$1,994	$(15,857)

Common and per share data
Net income (loss) - basic	$(2.77)	$0.31	$(2.46)
Net income (loss) - diluted	(2.77)	0.31	(2.46)
Cash dividends	—	0.06	0.06
Book value	15.52	18.12	15.52

Weighted average common shares outstanding - basic	6,450,090	6,448,668	6,449,383
Weighted average common shares outstanding - diluted	6,450,090	6,529,972	6,449,383

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Additional information can be found in our filed reports at the SEC’s Internet site (http://www.sec.gov).